Exhibit 99.1

Global AI Inc. (OTC: GLAI) Appoints Scott Clark as Chief Revenue Officer

Seasoned technology executive, revenue leader, and AI author joins Global AI to accelerate growth and global adoption of artificial intelligence solutions and advisory services.

Jupiter, FL – August 22, 2025 – Global AI Inc. (OTC: GLAI), a leader in multi-agentic artificial intelligence (AI), readiness, and advisory services, today announced the appointment of Scott Clark as Chief Revenue Officer (CRO), effective immediately.

Mr. Clark brings more than two decades of executive leadership in revenue growth, enterprise sales, digital transformation, and corporate development. He has held senior leadership roles with both NYSE- and NASDAQ-listed companies, including serving as Vice President at Computer Task Group and Vice President at ConvergeOne. Throughout his career, he has built and scaled high-performing sales organizations and contributed as a member of the executive team during acquisitions and post-merger integrations, ensuring continuity and business alignment across organizations.

In addition to his executive leadership, Mr. Clark is the co-author of the book A Practical Approach to Building an AI-Ready Organization, a recognized framework that helps enterprises prepare for and accelerate AI adoption. His thought leadership has made him a sought-after speaker and advisor for organizations pursuing Agentic AI-driven transformation. He also holds a Master’s degree from Harvard University, underscoring his commitment to academic excellence and strategic leadership.

As Chief Revenue Officer, Mr. Clark will lead Global.ai’s worldwide revenue strategy, including enterprise sales, marketing, customer success, partnerships, and go-to-market execution with a mandate to expand Global.ai’s presence, accelerate enterprise adoption of AI solutions, and deepen strategic partnerships worldwide.

“We are excited to welcome Scott to Global.ai’s leadership team,” said Darko Horvat, Founder of Global.ai. “His proven expertise in scaling revenue organizations, combined with his thought leadership in Agentic AI, AI readiness, and experience supporting acquisitions and integrations, makes him the right executive to drive our growth strategy and strengthen Global.ai’s role as a trusted AI partner to enterprises and governments around the world.”

“I am honored to join Global.ai as Chief Revenue Officer,” said Scott Clark. “Global.ai’s mission to empower enterprises and governments with AI, generative and agentic technologies, readiness, and advisory services is transformative. I look forward to combining my experience in scaling global revenue operations, supporting acquisitions and integrations, and helping organizations achieve AI readiness to unlock meaningful business outcomes.”

For more information about Global.ai, visit www.global.ai.

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About Global.ai

Global.ai is building the future of Agentic AI-driven business through a disciplined strategy to Consolidate, Innovate, and Scale. The company strategically aligns AI-driven technology firms to optimize operations and accelerate growth, while making significant investments in product innovation and Agentic AI-driven research and development. By executing proven go-to-market strategies, Global.ai is creating a diversified portfolio of AI-powered growth products that deliver sustainable, long-term value. With a focus on acquiring high-growth Agentic AI technology companies, Global.ai fuels expansion, fosters innovation, and creates opportunities for investors. Global.ai is committed to helping enterprises, governments, and investment organizations design, deploy, and optimize Agentic AI technologies at scale, delivering secure, compliant, and high-performance solutions.

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Media Contact:

Scott Clark

Chief Revenue Officer

Global.ai

scott.clark@global.ai

+1 630-418-3221